Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS 2008
THIRD QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, October 30, 2008 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and nine months ended September 30, 2008.

“We have now advanced two drug candidates into Phase 2 clinical development and selected our sixth drug candidate for preclinical development from our pipeline of novel mechanisms,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “We anticipate reporting data from several of our clinical development programs by the end of the year as we continue to progress our pipeline.”

Clinical Update

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Lexicon has completed dosing in a Phase 2a clinical trial of its LX6171 drug candidate for cognitive disorders.  The trial is a double-blind, randomized, placebo-controlled study in approximately 120 subjects with age-associated memory impairment.  Two dose levels of LX6171 were evaluated over a four week period to assess safety, tolerability, and effects on cognitive performance.  Results from this study are expected by the end of the year.

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Lexicon has completed dosing in a Phase 1b clinical trial of its LX1032 drug candidate for carcinoid syndrome.  The trial is a double-blind, randomized, placebo-controlled, multiple ascending-dose study in healthy volunteers.  Results from this study are expected to be reported in the fourth quarter.

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Lexicon recently completed a Phase 1b clinical trial of its LX2931 drug candidate for autoimmune disorders.  Results from Lexicon’s Phase 1 clinical trials of LX2931 were presented recently at the American College of Rheumatology annual meeting in San Francisco.  The Phase 1b trial was a double-blind, randomized, placebo-controlled, multiple ascending-dose study in healthy volunteers.  In the trial, LX2931 was well tolerated at all doses tested, including the maximum dose of 150 mg per day, over the seven day dosing period.  Results from the trial demonstrated a dose-dependent reduction in circulating lymphocytes, confirming the mechanism of action of LX2931 in regulating lymphocyte trafficking.  The lymphocyte reductions observed in the multiple dose study are similar to those associated with a beneficial response obtained in animal models of arthritis after treatment with LX2931.  Lexicon is currently planning to commence a drug-drug interaction study with methotrexate in patients with rheumatoid arthritis in the first quarter of 2009.

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Lexicon expects to initiate a Phase 2a clinical trial of its LX1031 drug candidate for irritable bowel syndrome (IBS) in the fourth quarter of this year.  The trial is designed as a double-blind, randomized, placebo-controlled study to evaluate the safety, tolerability, and effects of LX1031 on symptoms associated with IBS over a four-week period.

Other Highlights for the Quarter

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Lexicon initiated formal preclinical development of LX7101, a new drug candidate for glaucoma, in preparation for the planned filing of an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA).  LX7101 is a small molecule compound that may have application in treating glaucoma by lowering intraocular pressure through a new mechanism of action that enhances the eye’s fluid outflow facility.  Impairment of fluid outflow is thought to be a major contributing factor to the higher incidence of glaucoma that is observed as people age.

Financial Results

Revenues:  Lexicon’s revenues for the three months ended September 30, 2008 decreased 26 percent to $7.5 million from $10.2 million for the corresponding period in 2007.  The decrease was primarily attributable to the completion in 2007 of the project funded by Lexicon’s award from the Texas Enterprise Fund and reduced revenues in the three months ended September 30, 2008 under Lexicon’s alliance with N.V. Organon due to its progress towards completing the target discovery portion of the alliance.  For the nine months ended September 30, 2008, revenues decreased 28 percent to $26.0 million from $36.3 million for the corresponding period in 2007.

Research and Development Expenses:  Research and development expenses for the three months ended September 30, 2008 increased 13 percent to $27.6 million from $24.5 million for the corresponding period in 2007.  The increase was primarily due to higher preclinical and clinical costs related to the advancement of Lexicon’s drug development programs, partially offset by decreased research expenses as a result of the company’s previously stated plans to reallocate resources from genetics research efforts to drug development.  For the nine months ended September 30, 2008, research and development expenses increased 11 percent to $85.8 million from $77.4 million for the corresponding period in 2007.

General and Administrative Expenses:  General and administrative expenses for the three months ended September 30, 2008 decreased eight percent to $4.7 million from $5.1 million for the corresponding period in 2007.  The decrease was primarily attributable to lower salary and benefit costs as well as lower legal fees.  For the nine months ended September 30, 2008, general and administrative expenses increased three percent to $15.8 million from $15.4 million for the corresponding period in 2007.

Net Loss:  Net loss for the three months ended September 30, 2008 was $23.5 million, or $0.17 per share, compared to net loss of $14.1 million, or $0.14 per share, in the corresponding period in 2007.  Net loss for the nine months ended September 30, 2008 was $61.4 million, or $0.45 per share, compared to a net loss of $46.6 million, or $0.53 per share, for the corresponding period in 2007.  For the three and nine months ended September 30, 2008, net loss included an impairment of long-term investments of $3.3 million, which represents the decline in fair value of student loan auction rate securities held by Lexicon.  For the three months ended September 30, 2008, net loss included non-cash, stock-based compensation expense of $1.4 million, compared to $1.6 million in the corresponding period in 2007.  For the nine months ended September 30, 2008, net loss included non-cash, stock-based compensation expense of $4.8 million, consistent with the corresponding period in 2007.

Cash and Investments:  As of September 30, 2008, Lexicon had $177.3 million in cash and investments, including $21.1 million in cash and investments held by Symphony Icon, as compared to $200.5 million as of June 30, 2008 and $258.8 million as of December 31, 2007.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the third quarter of 2008 at 11:00 a.m. Eastern Time on October 30, 2008.  The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international).  The pass code for all callers is 67655964.  Investors can access a live webcast of the call at www.lexpharma.com.  An archived version of the webcast will be available on the website through November 4, 2008.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease.  Lexicon currently has six drug candidates in development for autoimmune disease, carcinoid syndrome, cognitive disorders, diabetes, glaucoma and irritable bowel syndrome, all of which were discovered by the company’s research team.  The company is using its proprietary gene knockout technology to characterize approximately 5,000 genes in its Genome5000™ program, and has discovered more than 100 promising drug targets.  Lexicon has applied small molecule chemistry and antibody technology to these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  Lexicon’s goal is to advance 10 drug candidates into human clinical trials by the end of 2010, the strategic objective of its 10TO10 program.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX1031, LX1032, LX2931, LX6171 and LX7101 and the potential therapeutic and commercial potential of LX1031, LX1032, LX2931, LX6171 and LX7101.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX1031, LX1032, LX2931, LX6171 and LX7101 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates,  that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
Bobbie Faulkner
Manager, Investor and Public Relations
281/863-3503
bfaulkner@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$7,202	$9,712	$22,789	$34,460
Subscription and license fees	310	455	3,182	1,850
Total revenues	7,512	10,167	25,971	36,310
Operating expenses:
Research and development, including stock-based compensation of $836, $965, $2,913 and $3,000, respectively	27,642	24,518	85,793	77,402
General and administrative, including stock-based compensation of $583, $635, $1,868 and $1,830, respectively	4,692	5,091	15,824	15,395
Total operating expenses	32,334	29,609	101,617	92,797
Loss from operations	(24,822)	(19,442)	(75,646)	(56,487)
Impairment of long-term investments	(3,322)	—	(3,322)	—
Interest income	956	2,166	5,155	3,811
Interest expense	(675)	(694)	(2,020)	(2,077)
Other expense, net	(535)	(8)	(1,621)	(34)
Loss before noncontrolling interest in Symphony Icon, Inc.	(28,398)	(17,978)	(77,454)	(54,787)
Loss attributable to noncontrolling interest in Symphony Icon, Inc.	4,939	3,867	16,011	8,170
Net loss	$(23,459)	$(14,111)	$(61,443)	$(46,617)

Net loss per common share, basic and diluted	$(0.17)	$(0.14)	$(0.45)	$(0.53)

Shares used in computing net loss per common share, basic and diluted	136,796	104,196	136,796	87,331

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2008	2007
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon, Inc.	$177,264	$258,775
Property and equipment, net	66,444	70,829
Goodwill	25,798	25,798
Total assets	283,703	369,296
Deferred revenue	20,882	34,156
Current and long-term debt	30,723	31,373
Noncontrolling interest in Symphony Icon, Inc.	14,260	30,271
Accumulated deficit	(471,978)	(410,535)
Total stockholders’ equity	199,681	256,300